Exhibit 99.6

Basel Medical Group Ltd

6 Napier Road,

Unit #02-10/11 Gleneagles Medical Centre

Singapore 258499

September 13, 2024

VIA EDGAR

Division of Corporation Finance

Office of Chief Accountant

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Basel Medical Group Ltd Registration Statement on Form F-1 (CIK Number: 0002004489) Representations Made Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F

To whom it may concern:

Basel Medical Group Ltd is business company incorporated under the laws of the British Virgin Islands with limited liability (the “Company”). In connection with the proposed initial public offering of the Company’s ordinary shares (the “Offering”), the Company hereby submits its representations to the Securities and Exchange Commission (the “Commission”) required by Instruction 2 to Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering (“IPO”), a company may comply with only the 15-month requirement in Item 8.A.4 of Form 20-F if the company is able to make the representations specified by Instruction 2 to Item 8.A.4 of Form 20-F.

The Company’s registration statement on Form F-1 (the “Registration Statement”) on the date hereof contained audited consolidated financial statements as of June 30, 2023 and 2022 and for the years ended June 30, 2023 and 2022 prepared in accordance with U.S. GAAP.

In submitting the Registration Statement, the Company is complying with the 15-month requirement, rather than the 12-month requirement, with respect to the last year of audited financial statements. The Company is submitting this representation letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	the Company is not required by any jurisdiction outside of the United States to issue audited financial statements as of a date not older than 12 months at the time this document is submitted;

2.	compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company;

3.	the Company does not anticipate that its audited financial statements for the year ending June 30, 2024 will be available until October 31, 2024; and

4.	in no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the Offering,

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

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Please do not hesitate to contact our outside securities counsel Benjamin Tan Esq. and Martryn Mak Esq. of Sichenzia Ross Ference Carmel LLP at (646) 810-0609 or btan@srfc.law and (646) 963-6393 or mmak@srfc.law.

Very truly yours,

Basel Medical Group Ltd

By:	/s/ Raymond Wai Man Cheung
Name:	Raymond Wai Man Cheung
Title:	Chief Executive Officer